Exhibit 99.1
For Immediate Release

United Therapeutics Corporation Reports Second Quarter 2023 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., August 2, 2023: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended June 30, 2023. Total revenues in the second quarter of 2023 grew 28% year-over-year to $596.5 million, compared to $466.9 million in the second quarter of 2022.
“I’m thrilled that United Therapeutics continues to report double-digit revenue growth and our highest quarterly revenue ever,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer. “We expect this growth trajectory to continue with our current business as we expect to reach a $4 billion annual revenue run rate by mid-decade. Beyond that we expect continued waves of growth with an additional doubling of our revenue from the potential launch of Tyvaso in pulmonary fibrosis and ralinepag in pulmonary arterial hypertension, and then yet another doubling of our revenue with the potential for an unlimited supply of tolerable, transplantable organs in the next decade.”
“Tyvaso and Orenitram continue to drive our revenue performance with record revenues and the highest number of patients on both therapies,” said Michael Benkowitz, President and Chief Operating Officer. “Feedback on Tyvaso DPI has been overwhelmingly positive, and its convenience and ease of use have revolutionized the way patients with pulmonary hypertension manage their disease.”
Second Quarter 2023 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022

Total revenues	$596.5	$466.9	$129.6	28%
Net income	$259.2	$116.0	$143.2	123%
Net income, per basic share	$5.53	$2.56	$2.97	116%
Net income, per diluted share	$5.24	$2.41	$2.83	117%
Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022
Net product sales:
Tyvaso®(1)	$318.9	$201.0	$117.9	59%
Remodulin®(2)	127.2	132.0	(4.8)	(4)%
Orenitram®	95.1	79.0	16.1	20%
Unituxin®	44.3	44.5	(0.2)	—%
Adcirca®	7.5	10.4	(2.9)	(28)%
Other	3.5	—	3.5	NM(3)
Total revenues	$596.5	$466.9	$129.6	28%

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(1)Net product sales include both the drug product and the respective inhalation devices for both nebulized Tyvaso Inhalation Solution and the dry powder version known as Tyvaso DPI®.
(2)Net product sales include sales of infusion devices, such as the Remunity® Pump.
(3)Calculation is not meaningful.
Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $129.2 million, or 31%, for the second quarter of 2023, as compared to the second quarter of 2022. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold to our domestic distributors of $112.0 million. $96.9 million of this growth resulted from an increased number of patients following the commercial launch of Tyvaso DPI in June 2022 and continued growth in the number of patients following the Tyvaso label expansion in March 2021 to include the treatment of pulmonary hypertension associated with interstitial lung disease. The remaining increase in quantities sold of $15.1 million resulted from increased inventory levels held by our distributors as they began to build their inventory to contractually-required inventory levels and in response to increased patient demand. We anticipate continued fluctuations in specialty pharmacy inventory levels as we continue to adjust production schedules and expand capacity to meet the growing demand for Tyvaso DPI.
Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022
Category:
Cost of sales	$63.2	$27.1	$36.1	133%
Share-based compensation expense(1)	0.9	2.6	(1.7)	(65)%
Total cost of sales	$64.1	$29.7	$34.4	116%
(1)Refer to Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended June 30, 2023 increased as compared to the same period in 2022, primarily due to an increase in Tyvaso DPI royalty expense and product costs, following the commercial launch of the product in June 2022.
Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022
Category:
External research and development(1)	$49.3	$43.9	$5.4	12%
Internal research and development(2)	34.7	34.9	(0.2)	(1)%
Share-based compensation expense(3)	5.0	14.4	(9.4)	(65)%
Impairments(4)	—	—	—	—%
Other(5)	—	0.7	(0.7)	(100)%
Total research and development expense	$89.0	$93.9	$(4.9)	(5)%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.

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(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)Refer to Share-based compensation below.
(4)Impairments primarily includes impairment charges to write down the carrying value of in-process research and development and of certain property, plant, and equipment as a result of research and development activities. There were no impairment charges during the three months ended June 30, 2023 and June 30, 2022.
(5)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development expense, excluding share-based compensation. Research and development expense for the three months ended June 30, 2023 increased as compared to the same period in 2022, primarily due to: (1) increased expenditures related to the TETON 1 and TETON 2 clinical studies of nebulized Tyvaso in patients with idiopathic pulmonary fibrosis; and (2) increased expenditures related to ralinepag clinical studies; partially offset by a decrease in Tyvaso DPI research and development costs following FDA approval of the product in May 2022.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022
Category:
General and administrative	$102.0	$76.9	$25.1	33%
Sales and marketing	20.1	16.1	4.0	25%
Share-based compensation expense(1)	7.9	48.5	(40.6)	(84)%
Total selling, general, and administrative expense	$130.0	$141.5	$(11.5)	(8)%
(1)    Refer to Share-based compensation below.
General and administrative, excluding share-based compensation. General and administrative expense for the three months ended June 30, 2023 increased as compared to the same period in 2022, primarily due to: (1) an increase in sponsorships and grants; (2) an increase in personnel expense due to growth in headcount; (3) an increase in branded prescription drug fee expense associated with sales of Tyvaso; and (4) an impairment charge related to property, plant, and equipment; partially offset by decreased expenditures for legal services.

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Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2023	2022
Category:
Stock options	$1.6	$5.6	$(4.0)	(71)%
Restricted stock units	13.6	7.4	6.2	84%
Share tracking awards plan (STAP)	(1.9)	52.1	(54.0)	(104)%
Employee stock purchase plan	0.5	0.4	0.1	25%
Total share-based compensation expense	$13.8	$65.5	$(51.7)	(79)%
The decrease in share-based compensation expense for the three months ended June 30, 2023, as compared to the same period in 2022, was primarily due to an increase in STAP benefit driven by a one percent decrease in our stock price for the three months ended June 30, 2023, as compared to a 31 percent increase in our stock price for the same period in 2022.
Other expense, net. The change in other expense, net for the three months ended June 30, 2023, as compared to the same period in 2022, was primarily due to net unrealized losses on equity securities.
Income tax expense. Income tax expense for the three months ended June 30, 2023 and 2022 was $76.0 million and $34.6 million, respectively. Our effective income tax rate was 23 percent for the three months ended June 30, 2023 and 2022.
Webcast
We will host a webcast to discuss our second quarter 2023 financial results on Wednesday, August 2, 2023, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/PBC.

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Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our future revenue expectations, including our anticipated $4 billion annual revenue run rate by mid-decade, our projected multiple waves of growth thereafter resulting in twice doubling our revenues, and our expectation of continued strong revenue performance for Tyvaso and Orenitram; the potential launches of Tyvaso for pulmonary fibrosis and ralinepag for pulmonary arterial hypertension; the potential launch of an unlimited supply of tolerable, transplantable organs in the next decade; our expectations regarding future inventory levels held by our distributors; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs, providing superior financial performance for shareholders, and providing our communities with earth-sensitive energy utilization. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of August 2, 2023, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097
Email: ir@unither.com

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,
	2023	2022
	(Unaudited)
Total revenues	$596.5	$466.9
Operating expenses:
Cost of sales	64.1	29.7
Research and development	89.0	93.9
Selling, general, and administrative	130.0	141.5
Total operating expenses	283.1	265.1
Operating income	313.4	201.8
Interest income	37.2	6.8
Interest expense	(14.8)	(6.2)
Other expense, net	(0.6)	(51.8)
Total other income (expense), net	21.8	(51.2)
Income before income taxes	335.2	150.6
Income tax expense	(76.0)	(34.6)
Net income	$259.2	$116.0
Net income per common share:
Basic	$5.53	$2.56
Diluted	$5.24	$2.41
Weighted average number of common shares outstanding:
Basic	46.9	45.4
Diluted	49.5	48.1

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

June 30, 2023
Cash, cash equivalents, and marketable investments	$4,702.6
Total assets	6,681.3
Total liabilities	1,270.3
Total stockholders’ equity	5,411.0

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